Exhibit 4.2

FIRST AMENDMENT

TO CONVERTIBLE PROMISSORY NOTE ISSUED ON

January 8, 2021

THIS FIRST AMENDMENT to the Note (as defined below) (the “Amendment”) is entered into as of June 7, 2022 (“Effective Date”), by and between EZ Raider, the LLC., a Washington limited liability (the “Company”), and Cooper Dubois (the “Lender”) (each the “Party”, collectively the “Parties”).

BACKGROUND

A.	The Company and Lender are the parties to that certain promissory note originally issued by the Company to the Lender on January 8, 2021, in the original principal amount of $500,000.00 (the “Note”). A true copy of the Note is attached hereto as Exhibit A;

B.	The Company entered into a Share Exchange Agreement with EZRaider Global Inc. (“Global”) on July 11, 2021, upon execution of which the Company has become a wholly-owned subsidiary of Global;

C.	Global entered into a Merger Agreement with E-Waste Corp.’s wholly-owned subsidiary, E-Waste Acquisition Corp, pursuant to which Global is the surviving corporation after the merger (the “Merger”);

D.	E-Waste Corp. has changed its name to EZRaider Co. in consideration of the Merger and has been operating through its wholly-owned subsidiary, EZRaider Global Inc.

E.	Upon Lender’s request, EZRaider Co. has agreed to serve as the guarantor for the payment under that certain Note subject to the terms and conditions set forth in this First Amendment;

F.	Lender has also requested an amendment of the Conversion Price under that certain Note and the issuance of a warrant provided separately by EZRaider Co. to Lender; and

G.	The Company has agreed to such amendment of the Conversion Price and the issuance of a warrant in exchange for an extension of the Maturity Date and mutual release by each Party subject to the terms and conditions set forth in this First Amendment.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments To The Note:

Section 2 of the Note with respect to the “Maturity Date” is hereby deleted in its entirety and replaced with the following:

“2. Payment and maturity Date. Except to the extent converted by Lender pursuant to the terms of Section 5, the Principal Amount shall be due and payable on January 7, 2023 (the “Maturity Date”). Lender shall, at its option, have the right to convert all or a portion of the principal and interest due under the Note on the Maturity Date as set forth in Section 5. Upon payment of the Principal Amount and accrued interest under this Note, this note shall be extinguished and be of no further force and effect. The Borrower may prepay this Note in whole or in part; provided, however, that, prior to any prepayment, the Borrower shall give at least 15 days prior written notice of the amount of such planned prepayment in order to give Lender the opportunity to exercise its rights under Section 5 hereof.”

Section 5.1 (a) of the Note with respect to “Conversion Price” is hereby deleted in its entirety and replaced with the following:

“5.1Conversion Price. If the entire Principal Amount has not been repaid to the Lender upon the Maturity Date, Lender shall have the option and right to convert all or any part of the Principal Amount and accrued Interest which is outstanding has not otherwise been repaid (“Outstanding Amount”), as follows:

(a)	at the time of the Proposed Acquisition closing or any time prior to the Maturity Date, the Lender may convert some or all of the Outstanding Amount into shares of common stock of EZRaider Co; the conversion price shall be the lesser of 35% discount to the pricing of financial raise completed to close the Proposed Acquisition or $1.00 per share, whichever is less (“Conversion Price”).”

2.	Parent Guarantee. EZRaider Co., a Florida corporation, does hereby unconditionally guarantee the payment to the Lender when due of all obligations of the Company to the Lender. As used in this Amendment, the term “Obligation” means every promise or undertaking of the Company to repay all or any part of the Note, now or hereafter made to the Company under the Note, this Amendment to the Note, and all interest and other charges thereon, all extensions and renewals of such Note, and all other sums agreed to be paid by the Company under the Note. EZRaider Co. agrees that, if any of the Obligations are not paid when due, EZRaider Co. will, upon demand by the Lender, forthwith pay such Obligations.

3.	Waiver of Events of Default (as defined in this Note). The Lender acknowledges there has not been any default in existence as of the Effective Date of this Amendment. Lender acknowledges, consents to, and waives any claim with respect to any breach, default or event of default that exists under the Note as of the Effective Date.

4.	Mutual Release. Each Party, on behalf of himself or itself and his or its successors, officers, directors, administrators, representatives, insurers, agents and assigns hereby releases and forever discharges the other Party, its predecessors, successors, parents, subsidiaries, nominees and affiliates and all present and former officers, directors, partners, principals, employees, attorneys, insurers, agents and their respective administrators, representatives, spouses, heirs, agents and assigns from any and all claims, and causes of action and any other claim they have, whether currently known or unknown, foreseen or unseen, suspected or unsuspected solely relating to the Note and the nonpayment of the Note. It is understood and agreed that, except as provided herein and by the attached documents incorporated herein by reference, this Agreement shall constitute a broad general release by each Party for the benefit of the other Party and shall be effective as a full and final accord and satisfaction, and as a bar to all actions, causes of action, costs, expenses, claims for sanctions, attorneys' fees, and damages, including claims now pending in any action, indemnity or contribution by any party or third party, or their counsel, or any other claims or liabilities whatsoever, whether or not now known, suspected, claimed or concealed that are related to any action or claim at any time prior to the date hereof. This general release includes but is not limited to any and all claims, causes of action, damages or accounts that now exist or may exist in the future arising out of any matters, agreements, omissions, representations made, money due, money paid, or any other relationship between the Parties at any time prior to the date hereof. It is the intention of all Parties to fully discharge and release the remaining Parties with respect to any and all matters, claims, causes of action, contracts or expenses arising from any claim of the Parties that arose prior to the date hereof. Each Party acknowledges that it is familiar with Section 1542 of the California Civil Code which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Except as provided for herein, the Parties expressly waive and relinquish any and all rights and benefits which it may have under, or which may be conferred upon him by the provisions of Section 1542 of the California Civil Code, as well as under any other similar state or federal statute or common law principle, to the fullest extent that they may lawfully waive such rights or benefits. In connection with their waiver and relinquishment set forth in the previous paragraphs, each Party acknowledges that he or it is aware that he or it may hereafter discover claims or facts in addition to or different from those which he, she or it now knows or believes to exist with respect to the subject matter of this Agreement, but it is his or its intention to fully, finally and forever settle and release all of the disputes and differences known or unknown, suspected or unsuspected which do now exist, may exist in the future or have ever existed between the Parties for any claim of the Parties that arose at any time prior to the date hereof. In furtherance of such intention, the Parties agree that this Agreement shall remain in effect as a full and complete settlement in perpetuity.

5.	Effect of Modifications. Except as specifically modified by this Agreement, the Note shall remain in full force and effect and are enforceable according to its terms. All collateral and/or guarantees listed as security for the indebtedness evidenced by the Note shall continue as security for the same, pursuant to the repayment terms contained in the Note as modified by this Agreement.

6.	Independent Counsel. The Parties acknowledge and agree that each Party has been afforded the opportunity to seek independent legal counsel regarding the terms of this Promissory Note, the legal ramifications attached hereto, and to the transaction contemplated herein.

7.	Severability. Any provision of this Note which is found to be prohibited or unenforceable in any proceeding shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, Borrower waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.	General. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EZ Raider, LLC.	Cooper Dubois

By:/s/ Moshe Azarzar	By:/s/ Cooper Dubois
Name: Moshe Azarzar, managing member	Name: Cooper Dubois

ACCEPTED AND ACKNOWLEDGED BY

EZRaider Co.

By:_/s/ Moshe Azarzar

Name: Moshe Azarzar, Chief Executive Officer